Exhibit 99.1

New Age Beverages Corporation Announces the Appointment of Robert Evans to Its Board of Directors

DENVER, CO / ACCESSWIRE / July 9, 2018 / NEW AGE BEVERAGES CORPORATION (NASDAQ: NBEV), the Colorado-based organic and natural beverage company intending to become the world's leading healthy beverage company, today announced the appointment of Robert (Bob) Evans to its Board of Directors.

KEY HIGHLIGHTS:

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Brings invaluable small cap financial expertise to the existing Board of Directors
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Long successful track record in investment banking and institutional fund ownership with small market capitalization stocks at Craig Hallum, Pennington and others

Bob is currently the Managing Director and Chief Investment Officer of Pennington Capital. He has more than 25 years of securities analysis and investment management experience, including 18 years working as a senior sell-side analyst. He previously spent 12 years as a Managing Partner and Senior Research Analyst for Craig-Hallum Capital Group LLC, a firm he helped build into a top institutional research boutique.

Bob Evans mentioned, "I am extremely excited to joining the leadership team at New Age Beverages. Their success over the past two years is unprecedented, and I am confident I can help the company navigate the nuances of financing, investment, and investor relations in the small cap world going forward. I see New Age as the most attractive and highest potential company in the beverage sector, and I look forward to working closely with the other directors and senior leadership team to help achieve the Company's very aspirational objectives."

New Age Beverages Corporation was created over the past two years ago and in that time has become the 56th largest non-alcoholic beverage company, one of the largest healthy beverage companies and the fastest growing. The Company has recently doubled its retail distribution on its core brand portfolio of Búcha Live Kombucha, Coco-Libre, Markey and Xing, and launched numerous new products within its core portfolio including Coco-Libre Sparkling, Marley Cold Brew, Marley Mate, and the Xing Craft Collection of Organic Artisanal Ready-to-Drink Teas. New Age also recently emplaced a $4.75 million financing to be replaced by a permanent Asset Based Loan going in place in July.

Brent Willis, Chief Executive Officer for New Age Beverages commented, "We believe we have a world class Board of Directors, that just got stronger with the addition of Bob Evans. Bob is hugely respected in the investment community and brings valued-added expertise in small cap financial management to complement the skill sets of the other members of the Board."

About New Age Beverages Corporation (NASDAQ: NBEV)

New Age Beverages Corporation is a Colorado-based healthy functional beverage company that was created in 2016 and 2017 with the combination of Búcha Live Kombucha®, XingTea®, Coco-Libre®, and Marley®, to create a one-stop-shop solution for retailers and distributors providing healthier beverages in the disruptive growth segments of the $870 Billion-dollar non-alcoholic beverage industry. In that period, New Age has become the 56th largest beverage company, one of the largest healthy beverage companies, and the fastest growing in the world. New Age competes in Ready to Drink (RTD) Tea, RTD Coffee, Kombucha, Energy Drinks, Relaxation Drinks, Coconut Waters, Functional Waters, and Rehydration Beverages with the brands Búcha® Live Kombucha, XingTea®, XingEnergy®, Marley One Drop®, Marley Mellow Mood®, Marley Mate™, Marley Cold Brew™, Coco-Libre®, PediaAde™, and Aspen Pure® PH and Aspen Pure® Probiotic Water. The Company's brands are sold across all 50 states within the US and in more than 15 countries internationally across all channels via direct wholesale distribution systems. The company operates the websites www.newagebev.com, www.newagehealth.us, www.mybucha.com, www.xingtea.com, www.aspenpure.com, www.drinkmarley.com, www.cocolibre.com, and https://shop.newagebev.com.
New Age has exclusively partnered with the world's 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company including statements regarding New Age Beverage's expectation to see continued growth. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. New Age Beverages competes in a rapidly growing and transforming industry, and other factors disclosed in the Company's filings with the Securities and Exchange Commission might affect the Company's operations. Unless required by applicable law, NBEV undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about New Age Beverages Corporation please contact:

Cody Slach, Liolios Group, Inc.
Investor Relations Counsel
Tel 949-574-3860
NBEV@Liolios.com

New Age Beverages Corporation
Chuck Ence, CFO
303-289-8655
Cence@newagebev.com

SOURCE: New Age Beverages Corporation